FOR IMMEDIATE RELEASE
Contacts:
Investors:
Scott Phipps, Director, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Director, Public Relations, (210) 283-2729
Tesoro Names Dan Porter Senior Vice President – Refining;
Bill Haywood Senior Vice President – Strategy Development and
Joe McCoy Senior Vice President – Supply and Optimization
SAN ANTONIO – February 15, 2008 – Tesoro Corporation (“Tesoro”) (NYSE: TSO) today announced that Dan Porter has been named Senior Vice President – Refining, replacing Bill Haywood who will become Senior Vice President – Strategy Development. The changes are effective March, 1, 2008. Joe McCoy will join the company on February 18, 2008, as Senior Vice President – Supply and Optimization, replacing Porter.
Porter has 29 years of energy industry experience and was managing the Mandan, N.D., refinery when Tesoro acquired it from BP in 2001. Since joining Tesoro, Porter has been the regional president of both the Northern Great Plains and Northwest regions of the company’s refining operations and managed both the Mandan and Anacortes, Wash., refineries. He also has held the position of Senior Vice President – Marketing, leading the company’s growth in both commercial and retail marketing. Currently, he is Senior Vice President – Supply and Optimization. Dan’s vast industry experience and the leadership he has demonstrated while overseeing other major functions for Tesoro uniquely qualifies him for the refining position.
Haywood has 29 years of experience in the energy industry and joined Tesoro in 2002 as President of the California Region of Tesoro’s refining operations where he managed the

Golden Eagle refinery. Prior to joining Tesoro, Haywood served in various positions with both Ultramar Diamond Shamrock Corp. and Mobil Research and Development Corp. In his new position, Haywood will apply his years of industry experience to refine the company’s 10-year business plan.
McCoy brings 38 years of diversified experience in various petroleum supply and trading positions. Prior to joining Tesoro, he was with Chevron and held positions as Vice President-Trading Capability and Vice President -Global Products Supply & Trading.
Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 900 branded retail stations, of which more than 445 are company owned under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
Please visit us at www.tsocorp.com
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